Exhibit 23.1

Consent of Hansen, Barnett & Maxwell, Certified Public Accountants

HANSEN, BARNETT& MAXWELL
A Professional Corporation	Registered with the Public Company
CERTIFIED PUBLIC ACCOUNTANTS	Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200 Fax: (801) 532-7944
www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wine Purveyors International, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated January 28, 2006 with respect to the September 30, 2005 and 2004 financial statements of Wine Purveyors International, Inc. in the Registration Statement on Form SB-2, and consent to the use of our name in the “Experts” section of this Registration Statement.

HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
October 2, 2005